Exhibit 8.

List of Significant Subsidiaries

The following table sets forth our significant direct and indirect subsidiaries as of June 2, 2005.

Name of Company
Gemplus Industrial de Mexico S.A. de C.V., a Mexican corporation
Gemplus Corp., a Delaware (U.S.) corporation
Gemplus Finance S.A., a Luxembourg corporation
Gemplus GmbH, a German corporation
Gemplus Limited, a British corporation
Gemplus Japan Co Ltd, a Japanese corporation
Gemplus Microelectronics Asia Pte Limited, a Singapore corporation
Gemplus S.A., a French corporation
Gemplus Tianjin New Technologies Company Limited, a Chinese corporation
Gemplus Pologne S.P.Z.o.o., a Polish corporation
Goldpac SecurCard Zhuhai Co Ltd, a Chinese corporation
Setec Oy, a Finnish corporation
Tianjin Gemplus Smart Card Company Limited, a Chinese corporation